EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No 333-25125 of Rowan Companies, Inc. on Form S-8 of our report dated June 9, 2006 appearing in this Annual Report on Form 11-K of the LeTourneau, Inc. Savings and Investment Plan as of and for the years ended December 31, 2005 and 2004.

/S/ McConnell & Jones LLP

Houston, Texas
June 28, 2006